News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal First Quarter 2022 Results; Updates Fiscal Year 2022 Outlook

First Quarter Fiscal 2022 Highlights

●	Net sales increased 13% to $984 million
●	Income from operations declined 56% to $60 million
●	Net income declined 67% to $30 million
●	Diluted EPS declined 67% to $0.20 from $0.61
●	Adjusted EBITDA including unconsolidated joint ventures(1) declined 39% to $123 million
●	Returned $60 million of cash to stockholders, including $34 million in dividends and $26 million in share repurchases

Updated FY 2022 Outlook

●	Net sales growth above long-term target range of low-single digits
●	Net income and Adjusted EBITDA including joint ventures(1) to be pressured through fiscal 2022

EAGLE, ID (October 7, 2021) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal first quarter 2022 results.

“Our first quarter sales results reflect the ongoing broad recovery within the frozen potato category, with overall demand in North America near pre-pandemic levels, and our shipments improving in each of our core restaurant and foodservice sales channels,” said Tom Werner, President and CEO. “However, the impact of extreme summer heat that negatively affected potato crops in the Pacific Northwest, combined with industrywide operational challenges, including highly inflationary input and transportation costs, labor availability, and upstream and downstream supply chain disruptions, will result in higher costs as the year progresses, and significantly pressure our earnings. Accordingly, we expect our gross profit margins to remain below pre-pandemic levels through fiscal 2022.”

“Our experienced team is taking specific actions intended to mitigate these challenges, most notably executing pricing actions to offset commodity inflation, restructuring freight policies, modifying production and crewing schedules to reduce labor volatility, adopting new policies and practices to attract and retain manufacturing employees, and rationalizing our product portfolio. We expect our team’s focus on resolving these challenges, as well as our investments in productivity, technology and capacity to support customer growth, will have us back on track to drive profitable growth and create value for our stakeholders over the long term.”

Summary of First Quarter FY 2022 Results
($ in millions, except per share)

		Year-Over-Year
	Q1 2022	Growth Rates
Net sales	$984.2	13%
Income from operations	$60.2	(56%)
Net income	$29.8	(67%)
Diluted EPS	$0.20	(67%)
Adjusted EBITDA including unconsolidated joint ventures(1)	$123.4	(39%)

Q1 2022 Commentary

Net sales increased $112.7 million to $984.2 million, up 13 percent versus the prior year quarter, with volume up 11 percent and price/mix up 2 percent. The increase in sales volumes predominantly reflected the recovery in demand for frozen potato products outside the home, which more than offset the decline in retail volume that largely resulted from lower shipments of private label products resulting from incremental losses of certain low-margin business, and as food-at-home purchases begin to normalize to pre-pandemic levels. Pricing actions, including the benefit of higher prices charged to customers for product delivery, as well as favorable mix, drove the increase in price/mix in each of the Company’s core business segments.

Income from operations declined $75.5 million to $60.2 million, down 56 percent versus the prior year quarter, reflecting lower gross profit and higher selling, general and administrative expenses (“SG&A”). Gross profit declined $62.5 million, as the benefit of increased sales volumes was more than offset by higher manufacturing and distribution costs on a per-pound basis. The higher costs per pound predominantly reflected double-digit cost inflation from key inputs, particularly edible oils, and transportation, particularly trucking and ocean freight. In addition, the Company incurred higher manufacturing costs per pound due to volatile labor availability, which was in part a result of COVID-related absenteeism, that affected production run-rates and throughput. The decline in gross profit also included a $5.6 million decrease in unrealized mark-to-market adjustments associated with commodity hedging contracts, which includes a $1.2 million gain in the current quarter, compared with a $6.8 million gain related to these items in the prior year quarter.

SG&A increased $13.0 million compared to the prior year quarter, primarily due to investments to improve the Company’s information technology, commercial, and supply chain operations over the long term, as well as increased compensation and benefit expenses. These investments included more than $4 million of non-recurring expenses (primarily consulting expenses) associated with a new enterprise resource planning system (“ERP”), compared to approximately $1 million in the prior year quarter. In addition, advertising and promotional expenses (“A&P”) increased $2.9 million, largely in support of the launch of new products in the Retail segment.

Net income was $29.8 million, down $59.5 million versus the prior year quarter, and Diluted EPS was $0.20, down $0.41 versus the prior year quarter, driven by a decrease in income from operations and equity method investment earnings.

Adjusted EBITDA including unconsolidated joint ventures(1) declined $78.4 million to $123.4 million, down 39 percent versus the prior year quarter, driven by lower income from operations and equity method investment earnings.

The Company’s effective tax rate(2) in the first fiscal quarter was 22.6 percent, versus 23.9 percent in the prior year period. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Q1 2022 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q1 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$501.2	12%	2%	10%
Segment product contribution margin(3)	$42.6	(45%)

Net sales for the Global segment, which is generally comprised of the top 100 North American based quick service (“QSR”) and full-service restaurant chain customers as well as all of the Company’s international sales, increased $53.7 million to $501.2 million, up 12 percent versus the prior year quarter, with volume up 10 percent and price/mix up 2 percent. The sales volumes increase reflects the recovery in demand in the U.S. and in most of the Company’s key international markets, as well as the benefit of limited time product offerings. The increase in price/mix largely reflected favorable price, including higher prices charged for freight.

Global segment product contribution margin declined $35.2 million to $42.6 million, down 45 percent versus the prior year quarter. Input and transportation cost inflation, as well as higher manufacturing costs per pound, more than offset the benefit of higher sales volumes and favorable price/mix.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q1 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$321.4	36%	1%	35%
Segment product contribution margin(3)	$96.4	12%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains generally outside the top 100 North American based restaurant chain customers, increased $84.7 million to $321.4 million, up 36 percent versus the prior year quarter, with volume up 35 percent and price/mix up 1 percent. The continued recovery in demand at small and regional chain restaurants, as well as independently-owned restaurants, drove the increase in sales volumes. Shipments to non-commercial customers, such as lodging and hospitality, healthcare, schools and universities, sports and entertainment, and workplace environments, also increased versus the prior year quarter, but remained below pre-pandemic levels. Volume growth was tempered by the inability to service full customer demand due to lower production run-rates and throughput. The increase in price/mix largely reflected favorable price, including higher prices charged for freight.

Foodservice segment product contribution margin increased $10.6 million to $96.4 million, up 12 percent compared to the prior year quarter. Higher sales volumes and favorable price/mix drove the increase, and was partially offset by input and transportation cost inflation, as well as higher manufacturing costs per pound.

Retail

Retail Segment Summary

		Year-Over-Year
	Q1 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$132.5	(14%)	1%	(15%)
Segment product contribution margin(3)	$14.8	(59%)

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, declined $21.4 million to $132.5 million, down 14 percent versus the prior year quarter, with volume down 15 percent and price/mix up 1 percent. The sales volume decline largely reflects lower shipments of private label products resulting from incremental losses of certain low-margin business, and to a lesser extent, a slight decline in branded product sales volumes as food-at-home purchases began to normalize to pre-pandemic levels. However, total shipments of the Company’s branded products in the current quarter were well above pre-pandemic levels. The increase in price/mix was largely driven by favorable price, including higher prices charged for freight.

Retail segment product contribution margin declined $21.0 million to $14.8 million, down 59 percent versus the prior year quarter. Input and transportation cost inflation, higher manufacturing costs per pound, lower sales volumes and a $2.1 million increase in A&P expenses to support new product launches, drove the decline.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe, the U.S., and South America were $6.2 million and $11.9 million for the first quarter of fiscal 2022 and 2021, respectively. Equity method investment earnings included a $4.3 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter, compared to a $4.7 million unrealized gain related to these items in the prior year quarter.

Excluding the mark-to-market adjustments, earnings from equity method investments declined $5.3 million compared to the prior year period. The earnings decline largely reflects input cost inflation and higher manufacturing costs in Europe and the U.S.

Cash Flow and Liquidity

Net cash from operating activities was $161.8 million, down $88.8 million versus the prior year. Capital expenditures, including information technology expenditures, were $78.9 million, up $45.7 million versus the prior year period reflecting increased investments behind capacity expansion projects.

On August 11, 2021, the Company amended its revolving credit facility to increase its capacity to $1.0 billion and to extend the maturity date to August 11, 2026. In connection with the amendment, the Company also amended its agreement with Northwest Farm Credit Services to decrease the pricing applicable to one of its term loans, as well as to modify certain other provisions, including covenants, that correspond to the Company’s revolving credit facility. At the end of the fiscal first quarter, no borrowings were outstanding under the amended revolving credit facility, and the Company had approximately $790 million of cash and cash equivalents.

Capital Returned to Shareholders

In the first quarter, the Company returned a total of $60.4 million to shareholders, including $34.4 million in cash dividends and $26.0 million through share repurchases. The average price per share repurchased during the quarter was $65.86. The Company has approximately $144 million remaining under its existing $250 million share repurchase authorization.

Fiscal 2022 Outlook

The Company continues to expect fiscal 2022 net sales growth will be above its long-term target of low-to-mid single digits. The Company continues to anticipate net sales growth in the second quarter of fiscal 2022 will be driven largely by higher volume, reflecting an ongoing recovery in demand for frozen potato products, as well as a favorable comparison to relatively soft shipments in the second quarter of fiscal 2021. The Company continues to expect net sales growth in the second half of fiscal 2022 to reflect more of a balance of higher volume and improved price/mix as recent pricing actions are fully implemented in the market.

The Company expects net income and Adjusted EBITDA including unconsolidated joint ventures will be pressured for the remainder of fiscal 2022, as it manages through significant inflation for key production inputs, packaging and transportation compared to fiscal 2021 levels, as well as industrywide operational challenges, including labor availability, and upstream and downstream supply chain disruptions, resulting from volatility in the broader supply chain as the overall economy continues to recover from the pandemic’s impact. In addition, the Company expects its potato costs on a per pound basis will likely rise as the year progresses due to the extreme summer heat that negatively affected the quality of potato crops in the Pacific Northwest. Accordingly, the Company expects gross margins to remain below pre-pandemic levels through fiscal 2022. The Company previously expected earnings to gradually approach pre-pandemic levels in the second half of fiscal 2022.

The Company continues to expect that ongoing investments in its information technology, commercial, and supply chain will increase operating expenses in the near term, but remains confident that these investments will improve its ability to support growth and margin improvement over the long term.

The Company continues to believe that its strong balance sheet and ability to generate cash has it well-positioned to expand production capacity to support long-term growth, including its previously announced investments in the U.S. and China, as well as to make strategic investments in its information technology platform, including the second phase of its ERP project. Through its joint venture in Europe, the Company also previously announced investments to expand capacity in Russia and the Netherlands.

In addition, for fiscal 2022, the Company continues to expect:

●	Interest expense, net, of approximately $115 million, and
●	Depreciation and amortization of approximately $190 million

The Company is reducing its estimate for its effective tax rate to approximately 22 percent. The Company previously estimated its effective tax rate would be at the low end of its long-term range of 23 percent and 24 percent.

The Company is also reducing its estimate for cash used for capital expenditures, excluding acquisitions, to approximately $450 million from its previous estimate of $650 million to $700 million, due to the projected timing of expenditures related to certain capacity expansion projects.

End Notes

(1)	Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see “Non-GAAP Financial Measures” and the table titled “Segment Information” included in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its first quarter fiscal 2022 results at 10:00 a.m. EDT today, October 7, 2021. Participants in the U.S. and Canada may access the conference call by dialing 800- 437-2398 and participants outside the U.S. and Canada should dial +1-323-289-6576. The confirmation code is 8966326. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://globalmeet.webcasts.com/starthere.jsp?ei=1497340&tp_key=7a0b76067a.

A rebroadcast of the conference call will be available beginning on Friday, October 8, 2021 after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “improve,” “believe,” “will,” “continue,” ‘take,” “remain,” “support,” “anticipate,” “drive,” “create,” “manage,” “increase,” “generate,” “expand,” “outlook,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, operational costs and business outlook and prospects, as well as the impact of the COVID-19 pandemic on the Company’s industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply or other constraints in the availability of key commodities and other necessary services; the availability and prices of raw materials; levels of pension, labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruption of the Company’s access to export mechanisms; risks associated with possible acquisitions, including the Company’s ability to complete acquisitions or integrate acquired businesses; its debt levels; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented product contribution margin on a consolidated basis, Adjusted EBITDA, and Adjusted EBITDA including unconsolidated joint ventures, each of which is considered a non-GAAP financial measure.

The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, net income, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended
	August 29,	August 30,
	2021	2020
Net sales	$984.2	$871.5
Cost of sales	832.9	657.7
Gross profit	151.3	213.8
Selling, general and administrative expenses	91.1	78.1
Income from operations	60.2	135.7
Interest expense, net	27.9	30.3
Income before income taxes and equity method earnings	32.3	105.4
Income tax expense	8.7	28.0
Equity method investment earnings	6.2	11.9
Net income	$29.8	$89.3
Earnings per share
Basic	$0.20	$0.61
Diluted	$0.20	$0.61
Dividends declared per common share	$0.235	$0.230
Weighted average common shares outstanding:
Basic	146.3	146.3
Diluted	146.9	147.1

Computation of diluted earnings per share:
Net income	$29.8	$89.3
Diluted weighted average common shares outstanding	146.9	147.1
Diluted earnings per share	$0.20	$0.61

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	August 29,	May 30,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$789.7	$783.5
Receivables, less allowance for doubtful accounts of $1.1 and $0.9	401.3	366.9
Inventories	469.2	513.5
Prepaid expenses and other current assets	74.8	117.8
Total current assets	1,735.0	1,781.7
Property, plant and equipment, net	1,565.7	1,524.0
Operating lease assets	135.1	141.7
Equity method investments	298.8	310.2
Goodwill	323.5	334.5
Intangible assets, net	35.8	36.9
Other assets	82.4	80.4
Total assets	$4,176.3	$4,209.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and financing obligations	$32.0	$32.0
Accounts payable	380.4	359.3
Accrued liabilities	237.6	226.9
Total current liabilities	650.0	618.2
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	2,698.6	2,705.4
Deferred income taxes	159.7	159.7
Other noncurrent liabilities	240.6	245.5
Total long-term liabilities	3,098.9	3,110.6
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 148,016,633 and 147,640,632 shares issued	148.0	147.6
Additional distributed capital	(830.2)	(836.8)
Retained earnings	1,240.0	1,244.6
Accumulated other comprehensive income	7.3	29.5
Treasury stock, at cost, 1,955,617 and 1,448,768 common shares	(137.7)	(104.3)
Total stockholders' equity	427.4	480.6
Total liabilities and stockholders’ equity	$4,176.3	$4,209.4

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirteen Weeks Ended
	August 29,	August 30,
	2021	2020
Cash flows from operating activities
Net income	$29.8	$89.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	47.3	46.9
Stock-settled, stock-based compensation expense	5.2	6.0
Distributions (earnings) of joint ventures, net	3.5	(9.2)
Deferred income taxes	1.7	1.9
Other	1.5	10.8
Changes in operating assets and liabilities:
Receivables	(35.1)	9.1
Inventories	43.4	18.0
Income taxes payable/receivable, net	9.7	29.0
Prepaid expenses and other current assets	33.0	38.0
Accounts payable	10.0	18.7
Accrued liabilities	11.8	(7.9)
Net cash provided by operating activities	$161.8	$250.6
Cash flows from investing activities
Additions to property, plant and equipment	(78.9)	(20.6)
Additions to other long-term assets	—	(12.6)
Other	0.1	0.1
Net cash used for investing activities	$(78.8)	$(33.1)
Cash flows from financing activities
Dividends paid	(34.4)	(33.6)
Repurchase of common stock and common stock withheld to cover taxes	(33.4)	(9.6)
Repayments of debt and financing obligations	(7.9)	(9.2)
Repayments of short-term borrowings, net	—	(498.1)
Other	(0.1)	0.3
Net cash used for financing activities	$(75.8)	$(550.2)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	1.2
Net increase (decrease) in cash and cash equivalents	6.2	(331.5)
Cash and cash equivalents, beginning of period	783.5	1,364.0
Cash and cash equivalents, end of period	$789.7	$1,032.5

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	August 29,	August 30,	Year Growth
	2021	2020	Rates	Price/Mix	Volume
Segment sales
Global	$501.2	$447.5	12%	2%	10%
Foodservice	321.4	236.7	36%	1%	35%
Retail	132.5	153.9	(14%)	1%	(15%)
Other	29.1	33.4	(13%)	10%	(23%)
	$984.2	$871.5	13%	2%	11%

Segment product contribution margin (1)
Global	$42.6	$77.8	(45%)
Foodservice	96.4	85.8	12%
Retail	14.8	35.8	(59%)
Other	(6.6)	13.2	(150%)
	147.2	212.6	(31%)
Add: Advertising and promotion expenses	4.1	1.2	242%
Gross profit	$151.3	$213.8	(29%)

(1)	Product contribution margin is one of the primary measures reported to the Company’s chief operating decision maker for purposes of allocating resources to the Company’s segments and assessing their performance. Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because those expenses are directly associated with the performance of the Company’s segments. Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. See “Non-GAAP Financial Measures” in this press release for a description of non-GAAP financial measures and the table above for a reconciliation of product contribution margin on a consolidated basis to gross profit.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, which are non-GAAP financial measures. The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended
	August 29,	August 30,
	2021	2020
Net income	$29.8	$89.3
Equity method investment earnings	(6.2)	(11.9)
Interest expense, net	27.9	30.3
Income tax expense	8.7	28.0
Income from operations	60.2	135.7
Depreciation and amortization	46.0	45.6
Adjusted EBITDA (1)	106.2	181.3

Unconsolidated Joint Ventures (2)
Equity method investment earnings	6.2	11.9
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	11.0	8.6
Add: Adjusted EBITDA from unconsolidated joint ventures	17.2	20.5

Adjusted EBITDA including unconsolidated joint ventures (1)	$123.4	$201.8

(1)	Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Lamb Weston presents these measures because the Company believes they provide a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(2)	Lamb Weston holds equity interests in three potato processing joint ventures, including 50% of Lamb-Weston/Meijer v.o.f., Lamb-Weston/RDO Frozen, and Lamb Weston Alimentos Modernos S.A., which it accounts for its ownership under the equity method of accounting. See Note 4, Investments in Joint Ventures, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2021 Form 10-K, for more information.